Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 9, 2021 with respect to our audits of the consolidated financial statements of Orgenesis Inc. as of December 31, 2020 and 2019 and for each of the years in the two-year period then ended appearing in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel
March 26, 2021